Exhibit 23.4

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4/A) and related Prospectus of Eastern Bankshares, Inc. for the registration of 28,380,621 shares of its common stock and to the incorporation by reference therein of our reports dated February 27, 2025, with respect to the consolidated financial statements of Eastern Bankshares, Inc., and the effectiveness of internal control over financial reporting of Eastern Bankshares, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 25, 2025